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                                                                 Exhibit (a)(12)

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                             DDJ Capital III, LLC
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                                April 24, 1998


Christopher Dobson
Chairman
Trikon Technologies Ltd.
Ringland Way Newport NP6 2TA UK

Dear Mr. Dobson:

        This letter is being issued in the context of B III Capital Partners, L.P. ("B III") participating in the restructuring of convertible debt issued by Trikon Technologies (the "Company"). B III currently holds approximately $17,500,000 face amount of the Company's convertible debt. In the event of such restructuring, B III desires to actively assist the Company in reviewing certain proposals and suggestions that may arise and the Company desires such assistance. Upon the consummation of such restructuring, in order to facilitate B III's input, the Company agrees to grant to B III the management rights ("Management Rights") described below:

        a) the right to discuss the business operations, properties and financial and other condition of the Company with the Company's management;

        b) the right to submit proposals or suggestions to the Company's management from time-to-time and the Company's management will discuss such proposals or suggestions with B III within a reasonable period after such submission;

        c) upon reasonable prior written notice, the right to inspect the Company's books and records, to inspect its business premises and other properties, to receive financial statements, operating reports, budgets or other financial reports of the Company, and to reasonably request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations; and

        d) as part of the restructuring, the right to nominate one member of the Board of Directors of the Company.

        B III agrees that except as may be required by law, rule, regulation, legal process or regulatory authority, any non-public information received from the Company hereunder (the "Information") will be treated as confidential and will not be disclosed by B III or made available to any third party (other than any of B III's partners, employees, advisers, attorneys, accountants or agents which B III reasonably believes have a need to know such information and which agree to be bound by the confidentiality provisions set forth herein) without the Company's prior written approval and without safeguards for protecting such information. B III agrees that it shall use its reasonable efforts to maintain the confidence of all Information disclosed to it pursuant to this letter agreement, except that (i) B III may disclose any Information to any Person with whom B III is discussing a potential sale of any Securities, provided that such Person executes a confidentiality agreement substantially similar to this paragraph in favor of the Company and (ii) to the
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Mr. Christopher Dobson
April 24, 1998
Page Two



extent that B III is requested or required (by deposition, interrogatories, subpoena or otherwise) as part of an action, suit, proceeding or investigation by or before any court or governmental authority. Notwithstanding the foregoing, "Information" excludes any of the foregoing that has entered the public domain
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through no fault of B III, that an authorized executive officer of the Company has authorized for public dissemination, that was known to or possessed by B III prior to its discussion with the Company of the transactions contemplated in the first paragraph of this letter agreement and other than through disclosure or delivery by the Company, or that was learned or obtained by B III from sources having no duty of confidentiality to the Company. B III may decline to receive Information by providing written notice to the Company.

        B III's rights and the Company's obligations hereunder shall expire at such time when B III owns beneficially less than 5% of the outstanding common stock of the Company.

        Please acknowledge your agreement by signing below and returning the executed letter via telecopier and regular mail to :

                Judy K. Mencher
                DDJ Capital Management, LLC
                141 Linden Street, Suite 4
                Wellesley, MA  02181
                Telecopier:  781-283-8555

        Thank you for your consideration.

                                  Very truly yours,

                                  B III CAPITAL PARTNERS, L.P.
                                  By: DDJ Capital III, LLC, as General Partner
                                  By: DDJ Capital Management, LLC, as Manager


                                  By:  /s/ Judy K. Mencher
                                      ---------------------------
                                  Name:  Judy K. Mencher
                                  Title: Member


The Company hereby agrees to the proposed grant to B III of the Management Rights described herein.

By:  /s/ Christopher D. Dobson
    ----------------------------------
Name:   Christopher Dobson
Title:  Chairman
Date:   4/24/98